EXHIBIT 99.1

     WOODLAND HILLS,  Calif.,  Sept. 14-- Turbodyne  Technologies  Inc. (Nasdaq:
TRBD; Easdaq), ("the Company"), reported today that both directors up for re-election, and the Company's 1998 Stock Incentive Plan, were approved by shareholders at the Company's annual meeting on Friday, September 11, 1998. Re-elected to Turbodyne's board of directors were Walter F. Ware, 55, Turbodyne's President & CEO and Robert Taylor, 58, former director and president of Shell Canada Products. Mr. Taylor retired from Shell in 1996. Both Mr. Ware and Mr. Taylor were re-elected to serve a three-year term.

     During the meeting, Turbodyne's chief litigation counsel announced, "The board of directors has instructed us to proceed vigorously with legal action against Asensio & Company and other parties that have disseminated and published false and misleading information about Turbodyne. Legal action will be filed in the United States under the provisions of applicable laws, as well as in Germany through Turbodyne's counsel in Frankfurt, on behalf of the corporation and stockholders as applicable." Further details about these actions will be announced, as they become available.

     Turbodyne Systems, the Engine Technology Division of Turbodyne, develops, manufactures, designs, and markets patented pollution-reduction, fuel economy and performance enhancing products for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries. Turbodyne's Light Metals Division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

     Offices and plants are located in Carpinteria, La Mirada, Encinitas and Woodland Hills, CA; Ensenada and Mexico City, Mexico; Vancouver, Canada; Northants, England; Paris, France and Frankfurt, Germany.

     Please  visit  Turbodyne's   website.   The  world  wide  web  address  is:
HTTP://WWW.TURBODYNE.COM.

     Except for the historical information contained in this news release, the matters discussed herein include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward-looking statements are the ability of the company to contain expenses, conditions within the global automotive market, general economic conditions, and political changes both domestically and overseas.

SOURCE: TURBODYNE TECHNOLOGIES INC.

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